Exhibit 10.27

[VANTIV LETTERHEAD]

February [             ], 2012

[Executive Full Name]
Via Email

Re:  Amended and Restated Offer Letter

Dear [First Name]:

This letter agreement confirms the terms of your continuing employment with Vantiv, LLC (together with Vantiv Holding, LLC and Vantiv, Inc., the “Company”), in the position of {JOB TITLE}, reporting to the Company’s President and Chief Executive Officer.  This letter amends and restates your original offer letter, dated {DATE}, in its entirety.

Base Salary:  Your current base salary is ${XXX,XXX} per year (as adjusted from time to time, “Base Salary”).  Effective March 26, 2012, your Base Salary will be {XXX,XXX}.  Your Base Salary shall be payable in regular installments consistent with the Company’s payroll practices in effect from time to time, and the Company shall withhold from your Base Salary all applicable deductions required by law and as elected by you.  Your Base Salary is subject to review and adjustment, at least annually, by the Board of Directors or the Compensation Committee.

Annual Bonus Opportunity:  You are eligible to participate in the Company’s annual incentive plan, with a current target annual bonus opportunity equal to {          }% of your Base Salary.  The actual payout, if any, for any given year will be subject to the terms and conditions of the Company’s incentive plan for the given year and will be determined in the sole discretion of the Company’s Board of Directors or the Compensation Committee, as applicable, based upon the extent to which the applicable performance goals established by the Board or the Compensation Committee are satisfied.

Initial Phantom Equity Award:  This letter confirms that you are a participant in the Vantiv Holding, LLC Management Phantom Equity Plan.  This letter does not amend any of your outstanding awards, which remain subject to the Vantiv Holding, LLC Management Phantom Equity Plan and your Phantom Unit Agreement.

Equity Awards:  You will be eligible to receive equity grants under the Vantiv, Inc. 2012 Equity Incentive Plan (or any successor plan thereto) from time to time as determined by the Board of Directors or the Compensation Committee, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans.  The Board of Directors or the Compensation Committee may approve grants under the 2012 Equity Incentive Plan from time to time.

Executive Severance Plan:  As soon as reasonably practicable, the Company will make you a participant in the Vantiv, LLC Executive Severance Plan.  The Executive Severance Plan will generally provide you a severance benefit of up to 1 year of salary plus bonus, subject to certain conditions and compliance with certain restrictive covenants.  The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time. Your execution of this offer letter shall constitute your acceptance and agreement to the restrictive covenants set forth in the Executive Severance Plan.

Benefits:  You are eligible to participate in the health, life, disability, dental insurance, and 401(k) and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans as in effect from time to time.  You will be entitled to paid time off in accordance with the terms of the Company’s PTO policy.

At-Will Statement:  As with all positions at Vantiv, you continue to be employed on an at-will basis meaning you or the Company can terminate the employment relationship at any time.  No statement in this letter agreement or otherwise shall be construed as a contract of employment or guarantee of continued employment for a definite period of time unless such intention is clearly set forth in a document signed by the Chief Executive Officer of the Company.

Entire Agreement:  You acknowledge that this letter agreement, together with the Vantiv Holding, LLC Management Phantom Equity Plan and your Phantom Unit Agreement and Non-Competition, Non-Solicitation and Confidentiality Agreement (along with the final form of any plan documents specifically referenced by title herein), represent the entire agreement between you and the Company and fully replace and supersede all prior agreements, communications and understandings, written or oral, between you and the Company with respect to the terms and conditions of your employment. You further acknowledge that no verbal or written agreements, promises or representations that are not specifically set forth in this letter agreement, are or will be binding upon the Company or any of its representatives.  Any conflict between a term in this letter agreement or in the Executive Severance Plan, on the one hand, and a term in your Phantom Unit Agreement or your Non-Competition, Non-Solicitation and Confidentiality Agreement, on the other hand, shall be resolved in favor of your Phantom Unit Agreement or Non-Competition, Non-Solicitation and Confidentiality Agreement.

Acceptance:  Your signature below acknowledges that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any.

Sincerely,

Charles D. Drucker

President and Chief Executive Officer

Date signed:
Name:

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